Exhibit 99.1
NEWS FOR IMMEDIATE RELEASE
October 28, 2008

CONTACT:	Blake Barnett
(949) 759-5900
AMBASSADORS INTERNATIONAL, INC. REPORTS RESULTS
FOR THE THIRD QUARTER 2008
Newport Beach, California, October 28, 2008 — Ambassadors International, Inc. (NASDAQ:AMIE) reported revenue of $83.5 million for the three months ended September 30, 2008, compared to $95.4 million for the three months ended September 30, 2007, a decrease of $11.9 million. Income before provision for income taxes for the three months ended September 30, 2008 was $10.4 million compared to $4.6 million for the three months ended September 30, 2007. The Company established a policy in the fourth quarter of 2007 by which the Company records a valuation allowance equal to 100% of its domestic deferred tax assets. As a result, for the three months ended September 30, 2008, the Company reported a tax provision of $0.8 million compared to $4.2 million for the three months ended September 30, 2007. The Company reported net income of $9.6 million, or $0.84 per diluted share for the three months ended September 30, 2008, compared to $0.4 million, or $0.03 per diluted share, for the three months ended September 30, 2007.
Comparison of Third Quarter Results
Revenues in the third quarter of 2008 were $83.5 million compared to $95.4 million in the third quarter of 2007, a decrease of $11.9 million. Marine revenues decreased $7.1 million in the third quarter of 2008 compared to the same period in 2007 due to the timing of project completion in Bellingham Marine, the Company’s marina construction business. Cruise revenues decreased $5.7 million in the third quarter of 2008 compared to the same period in 2007 due to a decrease of $4.0 million from Majestic America Line and a decrease of $1.7 million from Windstar Cruises both as a result of lower occupancy and fewer operating days which were partially offset by an increase in average per diem during the third quarter of 2008 compared to the same quarter for 2007. Travel and event related revenue in the third quarter of 2008 increased $1.0 million over the same period in 2007 primarily due to an increase in program volume.
Costs and operating expenses were $76.1 million in the third quarter of 2008 compared to $90.0 million in the third quarter of 2007, a decrease of $13.8 million from the third quarter of 2007. Marine operating expenses decreased by $5.2 million primarily due to the decrease in cost of marine revenue resulting from decreased marine activity during the period. Cruise costs and operating expenses decreased by $7.5 million during the third quarter of 2008 compared to the same quarter in 2007. Majestic America Line operating costs decreased $10.3 million in the third quarter of 2008 compared to the same period in the prior year as a result of the Company’s expense reduction initiatives as well as the wind down of our marketing efforts. This decrease was offset by a $2.8 million increase in operating costs for Windstar Cruises primarily due to increased operating costs attributed to the increased cost of fuel, freight and logistics.
The Company reported other income for the quarter ended September 30, 2008 of $3.0 million compared to other expense of $0.9 million reported for the quarter ended September 30, 2007. Other income for the quarter ended September 30, 2008 included a $3.1 million in gain as a result of the disposal of the Empress of the North when the vessel was returned to the United States Maritime Administration in August 2008. Other income also included $1.1 million in settlement recoveries from a legal claim related to the grounding of the Empress of the North in 2006 and $0.2 million in interest income. Other income was partially offset by $1.1 million in interest expense related to our convertible debt and $0.5 million in interest expense related to our ship financing.

Comparison of Year-To-Date Results
The Company reported revenue of $221.0 million for the nine months ended September 30, 2008, compared to $208.6 million for the nine months ended September 30, 2007. Loss before provision for income taxes for the nine months ended September 30, 2008 was $4.1 million compared to $11.6 million for the nine months ended September 30, 2007. For the nine months ended September 30, 2008, the Company reported a tax provision of $0.7 million compared to a tax benefit of $9.2 million for the nine months ended September 30, 2007. The Company reported a net loss of $4.8 million, or $0.44 per diluted share for the nine months ended September 30, 2008, compared to $2.4 million, or $0.22 per diluted share, for the nine months ended September 30, 2007.
Revenues in the first nine months of 2008 were $221.0 million compared to $208.6 million in the first nine months of 2007, an increase of $12.4 million. Cruise revenues increased $10.4 million primarily due to the addition of the first quarter revenue in 2008 from Windstar Cruises which was acquired in April 2007. Marine revenues in the first nine months of 2008 increased $1.5 million over the first nine months of 2007 as a result of an increase in the number of projects completed within Bellingham Marine, the Company’s marina construction business. Travel and event related revenue increased $1.4 million in the first nine months of 2008 over the same period in 2007 primarily due to an increase in program volume.
Costs and operating expenses were $225.8 million in the first nine months of 2008, compared to $218.2 million in the first nine months of 2007, an increase of $7.7 million. This increase was primarily due to the increase in operating expenses of $24.4 million in 2008 for Windstar Cruises compared to 2007, $19.1 million of which were associated with the first quarter 2008 revenues of Windstar Cruises. There were no comparable costs included in the results of the first quarter of 2007 because the acquisition of Windstar Cruises was completed in April 2007. The increase in Windstar Cruises operating expenses were partially offset by $17.9 million of expense reductions in Majestic America Line in 2008 compared to 2007. Costs in the marine division increased $3.4 million, primarily due to the increase in cost of marine revenue resulting from increased revenues generated during the nine month period.
The Company reported other income for the nine months ended September 30, 2008 of $0.8 million compared to other expense of $2.0 million for the nine months ended September 30, 2007. Other income for the nine months ended September 30, 2008 included a $3.1 million in gain on disposal of the Empress of the North, insurance recoveries and settlements of $1.7 million for the Empress of the North and the Queen of the West related incidents of 2006 and 2007 and interest and dividend income of $1.0 million. These other income items were partially offset by $3.2 million in interest expense related to our convertible debt and $2.0 million in interest expense related to our ship financing.
Third Quarter Results and Statistics by Segment
Cruise

	Three Months		Three Months
	Ended September 30, 2008		Ended September 30, 2007
	Majestic	Windstar	Majestic	Windstar
	(unaudited)		(unaudited)
Statistical Information:
Sailing days	406	273	557	280
Passengers Carried	9,363	7,489	13,111	8,008
Occupancy Percentage	74.9%	94.7%	82.9%	97.5%
Passenger Cruise Days	67,194	52,423	89,136	56,056
APCD	91,994	55,328	107,564	57,512
APD	$361	$336	$332	$331

	Three Months		Three Months
	Ended September 30, 2008		Ended September 30, 2007
	Majestic	Windstar	Majestic	Windstar
	(unaudited)		(unaudited)

Revenue	$28,901	$25,407	$32,891	$27,151
Operating Income (Loss)	$283	$5,111	$(6,032)	$9,703

	Nine Months		Nine Months
	Ended September 30, 2008		Ended September 30, 2007
	Majestic	Windstar	Majestic	Windstar
	(unaudited)		(unaudited)

Revenue	$59,176	$63,570	$64,830	$47,473
Operating Income (Loss)	$(12,392)	$4,553	$(24,666)	$12,813
The following is summary of the cruise booking trends for each of our brands as of October 18, 2008:

	Majestic	Windstar
	(unaudited)
Cruise Booking Trend:
Passengers Booked	24,556	24,975
APD	$358	$297
Note:
On August 9, 2008, the Company completed its last sailing of the Empress of the North. On August 15, 2008, the Company voluntarily returned the vessel the United States Maritime Administration who is in the process of foreclosing on the first preferred mortgage on the Empress of the North. As a result of the disposal of the Empress of the North, the Company wrote off $34.2 million in net assets and $37.3 million in net liabilities and recorded in other income a $3.1 million gain on disposal for the quarter ended September 30, 2008.
Marine

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Revenue	$24,871	$31,984	$85,537	$84,033
Operating Income	$1,548	$3,500	$3,414	$5,321

	As of	As of
	September 30,	December 31,
	2008	2007
	(unaudited)

Marine Backlog	$52,433	$66,704
Travel and Events

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Revenue	$4,356	$3,330	$12,690	$11,330
Operating Income	$1,600	$30	$3,013	$1,663
Cruise Related Terminology
Available Passenger Cruise Days (“APCD”)
APCD’s are our measurement of capacity and represent double occupancy per cabin multiplied by the number of cruise days for the period.
Passenger Cruise Days
Passenger cruise days represent the number of passengers carried for the period multiplied by the number of days in their respective cruises.

Occupancy Percentage
Occupancy percentage, in accordance with the cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.
Net Ticket Revenue
Net ticket revenue represents total cruise ticket revenues plus non-discountable amounts, less discounts and commissions.
Average Per Diem (“APD”)
Average Per Diem represents average daily net ticket revenue our passengers pay for their respective cruises.
Conference Call
Ambassadors International, Inc. will host a conference call to discuss the results of operations on Wednesday, October 29, 2008 at 8:30 a.m. Pacific Daylight Time. Interested parties may join the call by dialing (866) 632-2359, conference ID #: ANALYST. The conference call may also be joined via the Internet at www.ambassadors.com. For conference replay access, parties may dial (800) 642-1687, conference ID #: 70577303 and follow the prompts or visit www.ambassadors.com. Post-call replay will be available two hours following the completion of our call.
About Ambassadors International, Inc.
Ambassadors International, Inc. is a cruise, marine, and travel and event company. The Company operates Windstar Cruises, an international, luxury cruise line and Majestic America Line, a North American river and coastal cruising company. The Company is also a global provider of construction and consulting services to marina owners. In addition, the Company provides travel and event services. The Company is headquartered in Newport Beach, California. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.
Forward-Looking Statements
This press release contains forward-looking statements, including without limitation, statements regarding anticipated future financial performance and potential utilization of established tax benefits that involve various risks and uncertainties. The forward-looking statements contained in this release are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those suggested in our forward-looking statements. We believe that such risks and uncertainties include, among others, general economic and business conditions; overall conditions in the cruise, marine, travel and insurance industries; potential claims related to our reinsurance business; further declines in the fair market value of our investments; lower investment yields; unexpected events that disrupt the operations of our cruise operations; environmental related factors; our ability to successfully integrate the operations of companies or businesses we acquire and realize the expected benefits of our acquisitions; our ability to successfully and efficiently operate the businesses that we acquire; our ability to compete effectively in the U.S. and international cruise markets; our ability to compete effectively in the U.S. and international marina construction markets, including our ability to obtain construction contracts; our ability to effectively and efficiently manage our rapid growth; our ability to continue to identify attractive acquisition targets and consummate future acquisitions on favorable terms; our ability to accurately estimate contract risks; our ability to service our debt and other factors discussed more specifically in our annual, quarterly and periodic filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Any projections provided in this release are based on limited information currently available to management and are subject to change. We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
Additional Information
For further information please contact: Blake Barnett of Ambassadors International, Inc. at (949) 759-5900.

Summary financial information is as follows (in thousands, except per share amounts):

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues:
Passenger ticket revenue	$45,884	$54,528	$102,650	$100,508
Onboard and other cruise revenue	8,424	5,514	20,096	11,795
Marine revenue	24,871	31,984	85,537	84,033
Travel and event related	4,356	3,330	12,690	11,330
Net insurance premiums earned	—	84	5	906

	83,535	95,440	220,978	208,572

Costs and operating expenses:
Cruise operating expenses:
Compensation and benefits	8,402	9,580	21,652	20,343
Passenger expenses	3,191	3,531	7,554	7,749
Materials and services	19,380	14,709	46,499	32,597
Repairs and maintenance	3,892	9,254	9,842	14,005
Other cruise operating expenses	4,553	4,832	10,908	9,863

	39,418	41,906	96,455	84,557
Cost of marine revenue	17,863	22,806	64,542	64,257
Selling and tour promotion	1,799	8,008	10,832	20,816
General and administrative	13,175	13,825	42,547	39,428
Depreciation and amortization	3,798	3,234	11,191	7,922
Loss and loss adjustment expenses, insurance acquisition costs and other operating expenses	80	184	245	1,176

	76,133	89,963	225,812	218,156

Operating income (loss)	7,402	5,477	(4,834)	(9,584)

Other income (expense):
Interest and dividend income	192	1,209	997	2,968
Interest expense	(1,621)	(2,082)	(5,312)	(5,277)
Realized losses on sale of available-for-sale securities	—	—	—	(48)
Gain on vessel disposal, insurance recoveries and other, net	4,380	(23)	5,069	361

	2,951	(896)	754	(1,996)

Income (loss) before provision (benefit) for income taxes	10,353	4,581	(4,080)	(11,580)
Provision (benefit) for income taxes	762	4,199	677	(9,170)

Net income (loss)	$9,591	$382	$(4,757)	$(2,410)

Earnings (loss) per share:
Basic	$0.88	$0.03	$(0.44)	$(0.22)
Diluted (see Note)	$0.84	$0.03	$(0.44)	$(0.22)

Weighted-average common shares outstanding:
Basic	10,888	11,058	10,889	11,085
Diluted	12,622	11,529	10,889	11,085

Note: Diluted EPS for the three months ended September 30, 2008 was reported as $0.81 in the original press release which has been corrected to $0.84.

The Company operates in the following business segments: (i) Cruise, which includes the operations of Ambassadors Cruise Group, LLC (ii) Marine, which includes the operations of Ambassadors Marine Group, LLC, (iii) Travel and Events, which includes the operations of Ambassadors, LLC, and (iv) Corporate and Other, which consists of general corporate assets (primarily cash and cash equivalents and investments), the operations of Cypress Reinsurance, Ltd and other activities which are not directly related to our operating segments.
Summary of selected financial information is as follows (in thousands):

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Segment Information:
Revenue:
Cruise	$54,308	$60,042	$122,746	$112,303
Marine	24,871	31,984	85,537	84,033
Travel and Events	4,356	3,330	12,690	11,330
Corporate and Other	—	84	5	906

	$83,535	$95,440	$220,978	$208,572

Operating Income (Loss):
Cruise	$5,394	$3,671	$(7,839)	$(11,853)
Marine	1,548	3,500	3,414	5,321
Travel and Events	1,600	30	3,013	1,663
Corporate and Other	(1,140)	(1,724)	(3,422)	(4,715)

	$7,402	$5,477	$(4,834)	$(9,584)

The table below details the components of the basic and diluted EPS calculations (in thousands, except per share amounts):

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Numerator:
Net income (loss)	$9,591	$382	$(4,757)	$(2,410)
Add: Interest expense on convertible debt, net of tax of $0	910	—	—	—
Add: Amortized offering costs, net of tax of $0	163	—	—	—

	$10,664	$382	$(4,757)	$(2,410)

Denominator:
Weighted-average shares outstanding — basic	10,888	11,058	10,889	11,085
Effect of dilutive securities:
Stock options	—	471	—	—
Convertible debt	1,734	—	—	—

Weighted-average shares outstanding — diluted	12,622	11,529	10,889	11,085

Earnings (loss) per share:
Basic	$0.88	$0.03	$(0.44)	$(0.22)

Diluted	$0.84	$0.03	$(0.44)	$(0.22)

Note: The table above reflects corrections to the numerator used in the calculation of diluted EPS and the diluted EPS for the three months ended September 30, 2008 from the original press release.

Summary balance sheet information is as follows (in thousands):

	September 30,	December 31,
	2008	2007
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$9,802	$21,998
Restricted cash	27,049	31,084
Available-for-sale securities	1,741	2,514
Accounts receivables and other receivables, net	36,100	40,798
Costs in excess of billings on construction contracts	6,253	8,410
Premiums receivable	6,638	10,188
Reinsurance recoverable	532	1,148
Inventory	5,986	5,751
Deferred income taxes	11	1,262
Prepaid costs and other current assets	10,971	8,530

Total current assets	105,083	131,683
Property, vessels and equipment, net	179,815	219,793
Goodwill	9,181	9,181
Other intangibles, net	11,388	11,152
Other assets	3,908	4,680

Total assets	$309,375	$376,489

Liabilities:
Current liabilities:
Accounts payable	$29,056	$36,564
Passenger and participant deposits	33,237	47,067
Accrued expenses	21,027	16,175
Billings in excess of costs on construction contracts	11,096	13,108
Loss and loss adjustment expense reserves	3,806	6,674
Deferred income taxes, net	662	—
Current portion of long term debt	2,975	5,479

Total current liabilities	101,859	125,067
Long term debt, net of current portion and net of discount	123,177	161,584
Long term deferred tax liabilities	247	1,676
Long term passenger and participant deposits	5	35

Total liabilities	225,288	288,362

Stockholders’ equity	84,087	88,127

Total liabilities and stockholders’ equity	$309,375	$376,489